Filed pursuant to Rule 433

Registration Statement No. 333-192805

January 9, 2014

Final Term Sheet

Issuer	Republic of the Philippines
Issue currency	US$
Amount issued	US$1,500,000,000
Security type	Senior Unsecured Bonds
Coupon	4.20%
Interest Payment dates	January 21 and July 21
Maturity date	January 21, 2024
CUSIP	718286BY2
Public Offering Price	100%
Proceeds before expenses	US$1,499,250,000
Settlement date	January 21, 2014
Reference benchmark	2.75% UST due November 15, 2023
Benchmark yield	2.967%
Re-offer spread over benchmark	123.3 bps
Re-offer yield	4.20%
Denominations	US$200k/1k
Day count	30/360
Joint Global Coordinators	Deutsche Bank Securities Inc., The Hongkong and Shanghai Banking Corporation Limited and Standard Chartered Bank
Joint Lead Managers and Joint Bookrunners	ANZ Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman Sachs (Asia) L.L.C., The Hongkong and Shanghai Banking Corporation Limited, J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Standard Chartered Bank

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling ANZ toll-free at 1-800-477-9173, Citi toll-free at 1-877-858-5407, Deutsche Bank toll-free at 1-800-503-4611, Goldman toll-free at 1-866-471-2526, HSBC toll-free at 1-866-811-8049, J.P. Morgan toll-free at 1-866-846-2874, Morgan Stanley toll-free at 1-866-718-1649 or SCB toll-free at 1-800-778-2777.

The prospectus can be accessed through the following link:

http://www.sec.gov/Archives/edgar/data/1030717/000119312514006033/d634394d424b3.htm